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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

              ABF FREIGHT SYSTEM, INC.(R) REVISES ITS GENERAL RATES

(FORT SMITH, Arkansas, June 20, 2003) -- ABF Freight System, Inc.(R), announced today that it is revising its general rates and charges on July 14, 2003. These revisions will typically result in a 5.85% increase, although the amount will vary by lane and shipment characteristic.

ABF Freight System is one of North America's largest and most experienced motor carriers, with direct service to all 50 states, nine Canadian provinces and Puerto Rico. In addition to its broad service to Mexico, the carrier offers service to 250 ports in more than 130 countries worldwide. Via its TimeKeeper(R) service, ABF provides guaranteed expedited service for time-critical and time-definite shipments. The company's Web site, www.abf.com, is ranked among the best 50 of all sites by CIO magazine and the top 10 Web sites by BtoB magazine. ABF has been in continuous service since 1923 and is the largest subsidiary of Arkansas Best Corporation (Nasdaq: ABFS).

Contact: Mr. Chris Baltz, director of marketing & public relations -- ABF Freight System, Inc. -- Telephone: (479) 785-8803.